Exhibit 10.11

Contract among QR S.r.l., Attilio Tacconi and Mozzo Pierluigi, effective April 19, 2007

CONTRACT

- Attilio Tacconi born at Verona on 23 November 1943 and residing at Via Franchetti 6, Verona e Pierluigi Mozzo born at San Giovanni Lupatoto on 5 March 1950 and residing there at Via Caduti del Lavoro 7, (hereafter “Assignors”)
-of the one part

e

- QR srl, with nominal capital of Euros 10.400, with registered office at Corso Porta Nuova n. 22 - Verona, registered on the register of enterprises of Verona, at No. 02164000230, (hereafter “QR”)
-of the other part
QR and the Assignors shall hereafter be collectively defined as the “Parties” and in the singular as a “Party”.

Whereas

-
Assignors have patented a device for computerized tomography with cone beam technology (hereafter “DTC”). DTC permits the carrying out of tomographies of parts of the body with volume compressed in a cylinder of approximately 120x120 mm and is thus adapted to application in the field of tomography of the maxillo-facial complex;

-
between Assignors and QR there is currently in existence a business transaction involving the assignment of the rights of exploitation of DTC, and in particular QR is presently licensee of the abovementioned patent;

-
Assignors, as members of QR, have stipulated an agreement (hereafter the “Agreement”) of sale of their quotas in which they furthermore undertook to transfer the title to the abovementioned patent to QR;

-
QR, although obtaining title to the said patent, needs the services of Assignors to implement, maintain, and also exploit DTC as much as possible, and thus also on the basis of the aforementioned agreement of sale of QR’s quotas.

In all the above premises, which form an integral part hereof, it is agreed and stipulated as follows:

1.	Subject matter of the contract.
1.1	I Assignors definitively assign the title of DTC’s patent to QR, which accepts.
1.2
QR confers upon Messrs. Attilio Tacconi and Pierluigi Mozzo the appointment, which Assignors accept, of implementing, maintaining and generally to carry out whatever may be necessary for the purposes of exploiting the patent as much as possibile (the ”Appointment”), for five years commencing from to-day’s date and, in any event for a period of not less than one year, and thus in conformity with that laid down in the Agreement of sale of the quotas of the QR company.

2.	Royalties
2.1
As consideration for that contemplated in clause 1, QR shall pay, by way of royalties, the amount of € 140.000 (one hundred forty thousand) gross per annum to each of the Assignors, for an overall € 280.000 (two hundred eighty) gross per annum, for five years.

2.2
The quantification of these amounts is on an au forfait basis, it remaining agreed, however, that should the economic advantages for QR arising from title to the patent and the performance [in terms] of the Appointment on the part Assignors at any time be of a lesser value or even of no value at all having regard to that already paid, restitution of such amounts, or any part thereof, cannot in any event be required by QR. Nor can same be required in any other circumstances. On the other hand, any results achieved in the performance of the Appointment shall be the property of QR and shall be assigned to it gratuitously, and Assignors renounce any and all further rights to compensation of whatsoever nature, also by way of royalties.

2.3
In the event that the relationship, as hereby regulated, should be interrupted with one or both Assignors, for any reason whatsoever, prior to the expiry of the contemplated 5 years, QR equally undertakes to pay an amount by way of royalties equal to € 70.000 (seventy thousand) gross for each year for the remaining period. The provisions of clause 2.2 shall likewise apply in such event.

2.4
The parties take due notice of the fact that should the relationship, as hereby regulated, be interrupted in regard to one only of the Assignors, same shall not affect the relationship between QR and the other Assignor, who will continue to carry out his Appointment, and to receive the full amount.

3.	Jurisdiction and applicable law.
3.1	In respect of any dispute relating to this contract, or the agreements accessory hereto or arising herefrom, the courts of Verona shall be exclusively competent.
3.2	The parties further agree that this contract, or the agreements accessory hereto and/or arising herefrom are governed by Italian law.

4.	General provisions.
4.1	This contract is drawn up in Italian and English. In case of any discrepency between the texts in the two languages the text in Italian shall prevali.
4.2
The Parties formally take note of the fact that the proper performance of this contract by QR is likewise guaranteed, also in terms of article 1381 Civil Code, by the company AFP Imaging Corporation, with registered office in Elmsford, NY 10523, 250 Clearbrook Road, (USA), as provided in the said Agreement of sale of quotas.

Verona April 19, 2007

Tacconi Attilio

/s/ Tacconi Attilio

Mozzo Pierluigi

 /s/ Mozzo Pierluigi

per QR
Gianmaria Tommasi

/s/ Gianmaria Tommasi